Exhibit 3.3

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS OF

PANASONIC CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

All matters concerning the Board of Directors of the Company shall, except as provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2.    (Constitution)

1.	The Board of Directors shall consist of all the Directors.

2.	Audit & Supervisory Board Members shall attend meetings of the Board of Directors and whenever necessary, express their opinions thereat.

Article 3.    (Authority)

The Board of Directors shall perform the duties referred to in the following items:

1.	making decisions on the execution of business;

2.	supervision of the performance of the duties of the Directors;

3.	appointment and dismissal of Representative Directors; and

4.	in addition to the preceding items, matters provided for by laws or ordinances or by the Articles of Incorporation.

Article 4.    (Kind and Holding of Meetings)

1.	Meetings of the Board of Directors shall consist of regular meetings and extraordinary meetings.

2.	A regular meeting of the Board of Directors shall be convened, as a general rule, once a month, and an extraordinary meeting of the Board of Directors shall be held from time to time whenever necessary.

CHAPTER II

CONVOCATION

Article 5.    (Person who Convenes Meetings)

1.	The Chairman shall, unless otherwise provided by laws or ordinances, convene meetings of the Board of Directors.

2.	When the Chairman is unable to act, one of the other Representative Directors shall take his/her place in the order predetermined by a resolution of the Board of Directors.

Article 6.    (Convocation Procedures)

1.	Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Audit & Supervisory Board Member at least three (3) days in advance of the date set for the meeting; provided, however, that in the case of urgent needs this period may be shortened.

2.	With the consent of all Directors and Audit & Supervisory Board Members, a meeting of the Board of Directors may be held without the convocation procedure.

CHAPTER III

PROCEEDINGS OF MEETINGS

Article 7.    (Chairman)

1.	The Chairman shall act as chairman at meetings of the Board of Directors.

2.	When the Chairman is unable to act, one of the other Representative Directors shall take his/her place in the order provided for in Article 5, Paragraph 2.

Article 8.    (Method of Adopting Resolutions)

1.	Resolutions of meetings of the Board of Directors shall be adopted at the meetings at which a majority of the Directors who are entitled to vote shall be present by an affirmative vote of a majority of the Directors so present.

2.	Any Director who has special interest with respect to a resolution of the Board of Directors shall not participate in such vote.

Article 9.    (Abbreviation of Resolutions)

In the case that a Director makes a proposal with respect to matters to be resolved by the Board of Directors, a resolution of the Board of Directors to approve such matters shall be deemed to be adopted when all the Directors who are entitled to vote have expressed their agreement in writing or by electronic records and no Audit & Supervisory Board Member have expressed any objection to such matters.

Article 10.    (Matters Requiring Resolutions)

1.	The matters provided for by laws or ordinances or by the Articles of Incorporation and other important matters concerning the execution of business shall be resolved at meetings of the Board of Directors.

2.	If, with respect to the matters referred to in the preceding paragraph, a Director has executed a business without a resolution by the Board of Directors by urgent need, such Director shall obtain ratification of such action at the next meeting of the Board of Directors.

Article 11.    (Reports)

Directors shall report to meetings of the Board of Directors the status of execution of business affairs not less frequently than once every three (3) months.

Article 12.    (Abbreviation of Reports)

1.	When matters to be reported to the Board of Directors are notified to all the Directors and Audit & Supervisory Board Members, then the Directors, Audit & Supervisory Board Members and/or Accounting Auditors are not required to report such matters to the Board of Directors.

2.	The preceding paragraph shall not be applied to the reports provided for by the preceding Article.

Article 13.    (Attendance of Persons Concerned)

The Board of Directors may, whenever necessary, cause a person concerned to attend the meeting thereof and give a report or express his/her opinion.

Article 14.    (Minutes)

1.	The substance of the proceedings at each meeting of the Board of Directors and the results thereof shall be recorded in the minutes, which shall bear the signatures, manually or in an electronic format, of the Directors and Audit & Supervisory Board Members present.

2.	In the case that resolutions of or reports to the Board of the Directors are abbreviated, the relevant minutes shall be prepared in accordance with the Companies Act and the Ordinance for Enforcement of the Companies Act.

CHAPTER IV

MISCELLANEOUS PROVISION

Article 15.    (Amendments and Abolitions)

Any amendments to or abolitions of these Regulations shall be approved by a resolution of the Board of Directors.

SUPPLEMENTARY PROVISION

These Regulations shall take effect on June 28, 2006.